EXHIBIT 99.1

ADTRAN Appoints Roger D. Shannon as Chief Financial Officer

Shannon’s extensive experience leading finance at multi-national companies is key asset as ADTRAN focuses on global growth

HUNTSVILLE, Ala.—(November 16, 2015)—ADTRAN®, Inc., (NASDAQ:ADTN), today announced it has appointed Roger D. Shannon as its senior vice president of finance and chief financial officer (CFO). Shannon brings strong experience in leading financial organizations at large multi-national public companies. He brings to ADTRAN extensive financial expertise over a broad array of industries, geographies and financial conditions. His proven leadership skills, strong strategic and analytical capabilities, and collaborative, hands-on management style will be a welcome addition to the company’s leadership team. In this role, Shannon will oversee finance, investor relations, accounting, legal affairs and contracts. He will report directly to the company’s CEO.

“Roger’s experience creating financial strength at large, multi-national companies will be beneficial as ADTRAN looks to capitalize on the significant growth opportunities in broadband services in markets around the world,” said Thomas R. Stanton, chief executive officer and chairman of the board, ADTRAN. “As ADTRAN has shifted its focus as a software company and expanded our sales, research, product development and support teams around the world, Roger will play a key role in ensuring we create shareholder value as we help our customers deploy the future network state.”

Prior to joining ADTRAN, Shannon served as CFO and treasurer at Steel Technologies LLC, a subsidiary of Mitsui & Co., Ltd. and Nucor Corporation since July 2006, also serving as its principal accounting officer. Prior to his nine-year tenure at Steel Technologies, Shannon directed global treasury for Brown-Forman Corporation. During his career, Shannon has held financial leadership positions in a wide range of industries at large and mid-size international companies in the manufacturing, consumer goods and business services markets. A native of Decatur, Alabama, Shannon holds a master’s degree in business administration from the Terry Graduate School of Business at the University of Georgia and a bachelor’s degree in accounting from Auburn University. He is a certified public accountant and chartered financial analyst.

“ADTRAN is poised for a fundamental expansion of its business, both globally and through the innovative software-driven service creation solutions it has developed. I look forward to supporting the company through this process in an effort to maximize its opportunities for financial success,” said Shannon. “These business transformations present exciting challenges and opportunities, and I believe my skills and experience can help expand the company’s growth trajectory and create more value for all of its shareholders and other stakeholders.”

Michael Foliano, who has served as interim CFO, will remain responsible for all manufacturing, supply chain and logistics functions, as well as ADTRAN’s corporate IT, facilities and real estate functions as the company’s senior vice president of global operations. “Mike has done a tremendous job in his dual role as both interim CFO and senior vice president of global operations. We appreciate his dedication, drive and focus,” added Stanton.

About ADTRAN

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

Contact:	ADTRAN, Inc. Roger Shannon, 256-963-8775 Senior Vice President & CFO or INVESTOR SERVICES/ASSISTANCE: Gayle Ellis, 256-963-8220 Investor Services